UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: October 17, 2018
(Date of earliest event reported)
_______________________
(Exact name of registrant as specified in its charter)
_______________________

Delaware	001-35049	84-0592823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)
(281) 298-4246
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Contribution Agreement

On October 17, 2018, Earthstone Energy, Inc. (the “Company”), Earthstone Energy Holdings, LLC (“EEH”) and Sabalo Holdings, LLC (“Sabalo Holdings”) entered into an agreement (the “Contribution Agreement”) which provides for the contribution by Sabalo Holdings of all its interests in Sabalo Energy, LLC (“Sabalo Energy”) and Sabalo Energy, Inc. to EEH. Also on October 17, 2018, Sabalo Energy entered into a letter agreement (the “Shad Letter Agreement”) to acquire certain well-bore interests and related equipment held by Shad Permian, LLC (“Shad”) that are part of a joint venture between Sabalo Energy and Shad involving certain acreage covered by the Contribution Agreement. Under those agreements, EEH expects to acquire (the “Acquisition”) an aggregate of approximately 20,800 net acres located in the Midland Basin of Texas with approximately 488 gross operated horizontal drilling locations and 349 gross non-operated horizontal drilling locations with approximately 125 gross (67.4 net) existing vertical and horizontal wells on the acreage (and associated equipment and gathering infrastructure) for an aggregate purchase price of approximately $950 million, subject to certain purchase price and post-closing adjustments as set forth in the Contribution Agreement and the Shad Letter Agreement. The purchase price adjustments are more fully described in the Contribution Agreement, which has an effective date of May 1, 2018, and are expected to include (A) approximately $26 million for additional leasehold acquisitions that have been consummated by Sabalo Energy which are included in the 20,800 net acres mentioned above, (B) reimbursement for continued drilling, completion and operating costs offset by gross revenues from production, (C) certain overhead reimbursements, and (D) other customary and specified adjustments. The Company was not required to pay a deposit under the Contribution Agreement. All purchase price adjustments will be funded in cash.

The aggregate purchase price of approximately $950 million for the Acquisition will include: (i) approximately $650 million in cash, which the Company intends to partially fund from (a) the net proceeds from the sale of Preferred Stock (as described below); (b) an unsecured bridge loan and/or an unsecured note offering described below in Item 8.01; and (c) borrowings under the EEH revolving credit facility; and (ii) approximately $300 million in stock comprised of the issuance of 32,315,695 limited liability company interests of EEH (“EEH Units”) and 32,315,695 shares of the Company’s Class B common stock (the “Class B commons stock”). Upon the terms and conditions in the Contribution Agreement, concurrently with closing of the Acquisition, EEH will amend its limited liability company agreement to admit Sabalo Holdings as a member. Each EEH Unit, together with a corresponding share of Class B common stock will be exchangeable, at the option of the holder any time after the closing of the Acquisition, for one share of the Company’s Class A common stock (the “Class A common stock”).

Consummation of the Acquisition, which is expected to occur in the fourth quarter of 2018 or the first quarter of 2019, is subject to several closing conditions, including (i) approval of the Contribution Agreement and the transactions contemplated thereby by (a) a majority of the outstanding voting securities of the Company and (b) a majority of outstanding voting securities of the Company, excluding voting securities held by EnCap Investments L.P. (“EnCap”) and management of the Company; (ii) approval by the Company’s stockholders to amend its Amended and Restated Certificate of Incorporation to provide for additional authorized shares of Class A common stock and Class B common stock and increase the number of its authorized directors to eleven; (iii) approval by the Company’s stockholders to issue shares of Class B common stock to Sabalo Holdings; (iv) the accuracy of the representations and warranties and compliance with their respective covenants of each of the Company, EEH and Sabalo Holdings; (v) the absence of any injunction or other legal restraint preventing or making illegal the Acquisition; (vi) the shares of Class A common stock issuable upon conversion of EEH Units and Class B common stock being authorized for listing on the New York Stock Exchange; (vii) execution and delivery of a customary Registration Rights Agreement (see below); and (viii) the absence of a material adverse effect on any of the Company, EEH or Sabalo Energy. There can be no assurance that all conditions to closing of the Acquisition will be satisfied. With respect to the stockholders’ approvals mentioned above, EnCap Energy Capital IX, L.P. and certain of its affiliates owning approximately 61.2% of the Company’s voting securities have agreed to vote in favor of these approvals.

The Contribution Agreement provides that during the period from the execution date until the closing of the Acquisition, the Company will be subject to certain restrictions on its ability to solicit alternative business proposals from third parties, to provide non-public information to third parties, and to engage in discussions with third parties regarding alternative business combination proposals, subject to customary exceptions. Under the Contribution Agreement, an alternative business proposal means any proposal that involves the acquisition of 20% or more of the Company’s equity interests or assets. The Company has also agreed not to withhold its support, fail to recommend, or to change its favorable recommendation to its stockholders with respect to the Acquisition.

The Contribution Agreement also provides for certain termination rights, including the right of either party to terminate the Contribution Agreement if the Acquisition is not consummated on or before February 14, 2019 (the “End Date”) (which may be automatically extended for 45 days, under certain limited circumstances). If Sabalo Holdings terminates the Contribution Agreement because: (i) as of the End Date there has been a material breach of the representations, warranties, covenants or conditions to closing on the part of the Company or EEH; or (ii) the board of directors of the Company changes its recommendation to the stockholders as to the advisability of the Acquisition or it announces its intention to approve, endorse, recommend or enter into an alternative transaction as described above, then the Company must pay a termination fee to Sabalo Holdings of $16 million as liquidated damages. If Sabalo Holdings terminates the Contribution Agreement because the stockholders of the Company do not approve the Contribution Agreement, the necessary amendment to its Amended and Restated Certificate of Incorporation, and the issuance of Class B common stock, Sabalo Holdings will be entitled to reimbursement of its out-of-pocket expenses incurred in connection with the Contribution Agreement in an amount not to exceed $2.5 million. The Contribution Agreement also includes reciprocal indemnification provisions between and among the parties with customary limits and deductibles.

In connection with the closing of the Acquisition, the Company will enter into a customary registration rights agreement (the “Registration Rights Agreement”) with Sabalo Holdings and its equity holders containing provisions by which the Company will, among other things and subject to certain restrictions, file a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) providing for the registration of the shares of Class A common stock issuable upon exchange of the EEH Units (and corresponding shares of Class B common stock) to be issued to Sabalo Holdings in the Acquisition and to cooperate in certain underwritten offerings thereof.

The Contribution Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K, and the foregoing summary description of the Contribution Agreement is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference. The Contribution Agreement is filed herewith to provide readers with information regarding its terms. It is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Contribution Agreement were made as of the date of the Contribution Agreement only and are in certain instances qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Contribution Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Contribution Agreement. Moreover, certain representations and warranties in the Contribution Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, readers should not rely on the representations and warranties in the Contribution Agreement, as characterizations of the actual statements of fact about the parties.

Support and Standstill Agreement

On October 17, 2018, the Company, EEH, Sabalo Holdings and EnCap, the parent of Sabalo Holdings, entered into a Support and Standstill Agreement (the “Support Agreement”). EnCap and its affiliates own 5,250,552 shares of Class A common stock and 33,956,524 shares of Class B common stock which collectively represent approximately 61.2% of the Company’s outstanding voting securities.

Under the Support Agreement, EnCap has agreed to vote its shares of the Company at any meeting of the Company’s stockholders in favor of the Contribution Agreement, and the transactions contemplated thereunder. In that regard, it has granted an irrevocable proxy to vote its shares of the Company to Frank A. Lodzinski, Chief Executive Officer of the Company.

Also as part of the Support Agreement, EnCap agreed that it would not take any of a variety of actions that would interfere with, hinder or preclude consummation of the Contribution Agreement or the transactions contemplated thereunder. The Support Agreement will terminate upon the earliest of the closing of the Contribution Agreement, the termination of the Contribution Agreement, or the mutual agreement of the parties.

The Support Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The description of the Support Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the provisions of the Support Agreement.

Securities Purchase Agreement

On October 17, 2018, the Company and EIG ESTE Equity Aggregator, L.P. (“EIG”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) relating to the sale by the Company and the purchase by EIG of $225 million of the Series A Redeemable Convertible Preferred Stock, $0.001 par value per share of the Company (the “Preferred Stock”), to be authorized by the Company, and up to $30 million of Class A common stock.

The obligations of EIG and the Company to effect the closing of the Purchase Agreement (the “Preferred Closing”) is expected to occur upon the simultaneous closing of the Acquisition, and is subject to the satisfaction or waiver by EIG and the Company, at or prior to the Preferred Closing, of certain conditions including the following:

•	the Company shall have received stockholder approval of the Contribution Agreement as described above; and

•
no temporary restraining order or other judgment or order issued by any governmental entity, and no law shall be in effect restraining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement.

The obligation of EIG to effect the Preferred Closing is also subject to the satisfaction or waiver by EIG, at or prior to the Preferred Closing, of the following conditions:

•
the representations and warranties of the Company shall be true and correct in all material respects except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Company materially adverse effect (as defined in the Purchase Agreement);

•	the Company shall have performed in all material respects its obligations required to be performed by it at or prior to the Preferred Closing;

•
the Company’s Leverage Ratio (consolidated debt to earnings before interest, taxes, depreciation amortization and capital expenditures), as of the Preferred Closing, may not exceed 4.25 to 1.00, after giving pro forma effect to the consummation of the transactions contemplated by the Purchase Agreement and the Contribution Agreement, and the equity and debt capital raised by the Company in order to fund the Acquisition; and

•
the shares of Class A common stock issued at the Preferred Closing and to be issued upon conversion of the Preferred Stock shall have been reserved and approved for listing on the New York Stock Exchange.

The obligation of EIG to purchase the Class A common stock at the Preferred Closing is conditioned upon the Company receiving gross proceeds from an equity offering of the Company of at least $60 million provided such offering occurs before the Preferred Closing.

The obligation of the Company to effect the Preferred Closing is also subject to certain conditions, including:

•	the representations and warranties of EIG set forth in the Purchase Agreement shall be true and correct in all material respects; and

•	EIG shall have performed in all material respects its obligations required to be performed by it pursuant to the Purchase Agreement at or prior to the Preferred Closing.

The Purchase Agreement contains customary representations and warranties of the Company and of EIG and covenants of the Company (i) to conduct its business in the ordinary course pending the Preferred Closing, and (ii) to not (a) declare dividends on its capital stock or reclassify such stock, (b) amend its certificate of incorporation (except as contemplated by the Contribution Agreement or Purchase Agreement), (c) sell, assign or convey assets having a fair market value in excess of $50 million, or (d) acquire any properties or make any investments in excess of $100 million. Also, the Purchase Agreement contains customary mutual indemnification provisions.

EIG has agreed to several standstill provisions that are applicable as long as it beneficially owns an aggregate of more than 5% of the Class A common stock and Class B common stock (determined on a fully diluted, as converted basis). Generally, the provisions restrict EIG from acquiring additional shares of the Company’s common stock, seeking to effect any merger or sale of assets of the Company, participating in a proxy contest regarding the Company, launching any tender offer for the shares of the Company’s common stock, or taking other coercive action alone or in concert with other persons.

Prior to the Preferred Closing, the Purchase Agreement may only be terminated:

(a)    by mutual written agreement of the Company and EIG;

(b)    by the Company or EIG, upon written notice to the other party in the event that the Preferred Closing shall not have occurred on or before April 17, 2019; provided; however, that the right to terminate the Purchase Agreement pursuant to this Section (b) shall not be available to any party whose failure to fulfill any obligations under the Purchase Agreement shall have been the cause of, or shall have resulted in, the failure of the Preferred Closing to occur on or prior to such date;

(c)    by either the Company or EIG if a court of competent jurisdiction permanently enjoins the consummation of the Purchase Agreement and such injunction shall be final and non-appealable;

(d)    without any action by any party, if the Contribution Agreement is terminated in accordance with its terms at any time prior to the Preferred Closing;

(e)    by notice given by the Company to EIG if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by EIG in the Purchase Agreement, and which have not been cured by EIG within 30 days after receipt by EIG of written notice from the Company requesting such inaccuracies or breaches to be cured; or

(f)    by notice given by EIG to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in the Purchase Agreement and which have not been cured by the Company within 30 days after receipt by the Company of written notice from EIG requesting such inaccuracies or breaches to be cured.

Upon the Preferred Closing or termination of the Purchase Agreement, unless such termination occurs because there has been a breach of one or more representations, warranties, covenants or agreements by EIG, the Company has agreed to (a) pay EIG’s out-of-pocket expenses up to a maximum aggregate amount of $750,000, and (b) pay to EIG (or its designees) an aggregate up-front fee of 3% of the purchase price of the Class A common stock, if any, and Preferred Stock if the Preferred Closing is consummated, or 1.5% of such amount if the Purchase Agreement is terminated prior to the Preferred Closing. Further, if the Purchase Agreement is terminated, the Company has agreed to not enter into an agreement with Sabalo Holdings which is substantially similar to the Contribution Agreement, and which relates to the interests or assets covered thereby or to issue or sell preferred stock to any person other than EIG, within 12 months following termination of the Purchase Agreement.

EIG Registration Rights Agreement. In connection with the Purchase Agreement, the Company has agreed to enter into a registration rights agreement (“EIG Registration Rights Agreement”) with EIG relating to the registered resale of any shares of Class A common stock issued in connection with the conversion of Preferred Stock as well as any shares of Class A common stock purchased by EIG at the Preferred Closing (the “EIG Registrable Securities”). Pursuant to the EIG Registration Rights Agreement, the Company is required to use its reasonable best efforts to file a registration statement within 10 business days of the Preferred Closing and cause such registration statement to become effective no later than 120 days after the Preferred Closing. If the Company fails to cause such registration statement to become effective by such date, the Preferred Stock quarterly dividend will increase by an additional 0.50% per quarter until such registration statement is effective, up to a 4.0% per annum increase in the aggregate. In certain circumstances, and subject to customary qualifications and limitations, the holders of EIG Registrable Securities will have piggyback registration rights on offerings of Class A common stock initiated by certain other holders, and, during each 180-day period, certain holders will have the right to request that the Company initiate one underwritten offering of EIG Registrable Securities during each 180-day period.

Second Amended and Restated Limited Liability Company Agreement of EEH. Also, in connection with the Purchase Agreement, EEH has agreed, at the Preferred Closing, to amend and restate its limited liability company agreement (the “Second Amended and Restated LLC Agreement”) in order to create preferred stock units issuable to the Company for purposes of the Preferred Stock to be issued by the Company to EIG.

Board Observation Agreement.     The Company has granted to EIG the right, upon the Preferred Closing, to appoint a board observer to attend all meetings of the full board of directors of the Company pursuant to a board observation agreement (the “Board Observation Agreement”). The observer will have no voting or consent rights of a board member and will not be entitled to attend meetings of any committee of the board, or any executive sessions of the board. EIG’s right to appoint a board observer will terminate when EIG, in the aggregate, no longer owns: (i) 30% or more of the Preferred Stock initially issued to EIG; or (ii) 10% or more of the aggregate shares of Class A common stock and Class B common stock.

Certificate of Designations. The provisions governing the Preferred Stock to be issued and sold by the Company as described above are set forth in a Certificate of Designations to be filed by the Company with the Delaware Secretary of State at the Preferred Closing and include:

Number:	225,000 shares, $0.001 par value.
Price:	$1,000 per share.
Maturity:	None, however see “Conversion; Redemption” below.

Dividends:
8.75% per annum (of which 2.1875% is payable per quarter in cash) of the initial liquidation value of $1,000 per share (the “Accreted Value”). The dividend rate may be increased ratably by up to 0.75% per annum to the extent the all-in yield of certain senior unsecured notes contemplated to be issued by the Company is higher than 8.50%. If the Company fails to declare and pay any quarterly dividends in cash on or prior to December 31, 2020, then dividends shall accumulate and the Accreted Value correspondingly will be increased. Thereafter, quarterly dividends will be payable on the Accreted Value and the rate will be increased by 2% per annum (not to exceed 4% per annum) until any failure to pay such quarterly dividends is cured by payment in full in cash of all arrearages. In the event that cash dividends on Preferred Stock are in arrears and unpaid with respect to eight or more dividend periods (whether or not consecutive) ending after December 31, 2020, there shall be an increase (payment default rate) in the dividend rate equal to 6.0% per annum until such failure is cured by payment in full in cash of all arrearages (including arrearages attributable to the payment default rate). The dividend rate may also increase by 0.50% per quarter if the Company fails to obtain effectiveness within 120 days of the Preferred Closing of a registration statement pertaining to any Class A common stock purchased at the Preferred Closing and the Class A Common Stock underlying conversion of the Preferred Stock. Such increased rate will continue until the failure is cured, but in no event shall such rate exceed 4.0% per annum.

Voting:
The Preferred Stock has no voting rights except as otherwise required by Delaware law or the Company’s Amended and Restated Certificate of Incorporation; provided; however, that so long as any shares of Preferred Stock remain outstanding, without the affirmative vote or consent of the holders of at least a majority of such shares of Preferred Stock outstanding, the Company shall not:

(a) incur, create, assume or guarantee any indebtedness as defined in the Certificate of Designations that would cause the Company’s ratio of total debt to earnings before interest, taxes, depreciation, amortization and capital expenditures to exceed 4.25 to 1 (“Leverage Ratio”);
(b) subject to limited exceptions, pay any dividends on or redeem any stock with dividend or liquidation rights junior to the Preferred Stock;
(c) authorize, create or issue any stock senior to, or on parity with the Preferred Stock;
(d) amend, alter or repeal provisions of the Company’s Amended and Restated Certificate of Incorporation or the Certificate of Designations, whether by merger, consolidation or otherwise so as to adversely affect any rights of the Preferred Stock;
(e) amend, alter or repeal the provisions of the limited liability agreement of EEH in a manner that is adverse to the rights, preferences or privileges of any Preferred Stock holder;
(f) authorize, declare or initiate general assignments to creditors, file a voluntary bankruptcy petition, petition for liquidation or dissolution or consent to the appointment, or appoint a trustee, receiver or liquidator of the Company;
(g) make any changes from an approved hedging program or engage in any hedging that does not comply with such hedging program;
(h) permit, cause or enter into any agreement that would result in a Fundamental Change (described below), unless the Company reasonably and in good faith determines that it will be able to pay in full any cash “put” price owed to the holders of the shares of Preferred Stock in connection therewith;
(i) enter into any credit facility in replacement of the Company’s current credit agreement that is not a customary credit facility;
(j) unless otherwise not prohibited by its credit facility, (i) issue any equity securities of any of the Company’s subsidiaries, other than to the company or another of the Company’s wholly-owned subsidiaries; (ii) form or create a subsidiary of the Company that is not wholly-owned (directly or indirectly) by the Company; or (iii) contribute any assets to any person that is not wholly-owned by the Company;
(k) enter into or modify any agreement or arrangement that by its express terms prohibits or restricts the Company from (i) declaring and paying all or a material portion of dividends to the holders of the Preferred Stock in accordance with the Certificate of Designations, or (ii) redeeming all or a portion of the Preferred Stock in accordance with the Certificate of Designations;
(l) enter into or modify any agreements, arrangements or transactions between the Company or any of its subsidiaries, on one hand, and EnCap or any of its affiliates, on the other hand, unless such agreement, arrangement or transaction (x) is approved by a committee of the board composed entirely of directors who are independent within the meaning of Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (y) would not result in the Leverage Ratio of the Company, after giving pro forma effect to such agreement, arrangement or transaction, exceeding 3.5 to 1.00; or
(m) agree or commit to take any of the foregoing actions.

In addition, if dividends on the Preferred Stock are in arrears and unpaid with respect to (i) three or more consecutive dividend periods, or (ii) six or more dividend periods (whether or not consecutive) ending after December 31, 2020, then the holders of Preferred Stock shall have the right to elect two qualified additional directors to the Company’s board of directors. Such right may be exercised at any special or annual meeting of the Company’s stockholders and thereafter until all dividends have been paid in full at which time such voting rights shall terminate.

Fundamental Change:
In connection with any Fundamental Change (defined below), a Preferred Stockholder may elect to convert all but not less than all of its shares into shares of Class A common stock at the conversion rate (defined below), or require the Company to purchase the Preferred Stock (a “put”) for cash at 105% of its liquidation value plus, if the redemption date is prior to the fifth anniversary of the Preferred Closing, the present value of dividends that would otherwise be payable to and including the fifth anniversary of the Preferred Closing; provided that the Company is only required to redeem the Preferred Stock on a put by a holder thereof upon a Fundamental Change: (i) after the satisfaction of its indebtedness obligations as defined in the Purchase Agreement, (ii) to the extent permitted by the specified contract terms or any indenture, credit agreement or other indebtedness agreement, and (iii) to the extent such purchase can be made under applicable law and out of funds legally available therefore. A “Fundamental Change” is generally defined as (a) any transaction in which a third party, with certain permitted exceptions, becomes the holder of more than 50% of the Company’s voting stock, (b) the sale of substantially all of the Company’s assets, (c) the Class A common stock ceases to be listed or quoted on a national securities exchange, or (d) adoption of a plan relating to the liquidation or dissolution of the Company.

Liquidation Preference:
In the event of any liquidation, winding up or dissolution of the Company, after satisfaction of the Company’s liabilities to creditors, holders of the Preferred Stock shall be entitled to the Accreted Value of their Preferred Stock, which generally shall equal the liquidation value of $1,000 per share plus accrued and unpaid dividends.

Holders Conversion; Redemption:
Each holder of Preferred Stock may, at any time, at its option, convert shares of Preferred Stock into the number of shares of Class A common stock that results from the Accreted Value of the Preferred Stock divided by the conversion price (the “conversion rate”). The conversion price will be equal to a 20% premium of the lesser of (i) $9.2834 and (ii) the public offering price of any Class A common stock offered by the Company prior to the Preferred Closing. Any such conversion must pertain to at least $10 million of Accreted Value.

At any time after October 1, 2028, holders of Preferred Stock may require the Company to redeem its Preferred Stock at the Accreted Value, if it pertains to $10 million or more of such shares. The Company may elect to pay up to 50% of the redemption amount in the form of shares of its Class A common stock valued at 92.5% of the volume weighted average trading price for the 15 day period preceding the holder’s notice of redemption, and the balance in cash.

Company Redemption Option:
At any time after the fifth anniversary of the Preferred Closing, the Company may, at its option, elect to cause all or any of the shares of Preferred Stock to be redeemed for cash at the price of 105% of the Accreted Value provided such redemption price is at least $10 million or involves all of such Preferred Stock.

Adjustments:
The conversion prices are subject to adjustment for: (i) stock dividends, distributions, share subdivisions, share combinations; (ii) issuances of rights, options or warrants to holders of Class A common stock entitling them to subscribe for shares at less than certain average market prices; (iii) the distribution by the Company of evidences of indebtedness, assets, securities or property to holders of Class A common stock; (iv) tenders or exchanges for Class A common stock at prices more than market price. In addition, the board of directors of the Company may decrease the conversion price for not more than 20 days if it determines such decrease is in the Company’s best interest.

Transfer Restrictions:
The shares of Preferred Stock may not be sold, assigned or otherwise transferred by EIG prior to the six month anniversary of the earlier of the Preferred Closing or the closing of a public offering of Class A common stock, except to certain of its affiliates. Thereafter, the shares may not be transferred to a competitor of the Company or to an entity then holding 10% or more of the Company’s then outstanding common stock; however, the holders of Preferred Stock may participate in underwritten offerings or other open market transactions, and may exercise their rights under the EIG Registration Rights Agreement discussed above.

The foregoing is only a summary of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Additional Information and Where to Find It

In connection with the Acquisition, the Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed Acquisition. THE COMPANY URGES INVESTORS AND STOCKHOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SABALO, SHAD AND THE PROPOSED ACQUISITION. Investors and stockholders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from the Company’s website at www.earthstoneenergy.com. Investors and stockholders may also read and copy any reports, statements and other information filed by the Company, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, the documents filed with the SEC by the Company can be obtained free of charge from the Company’s website at www.earthstoneenergy.com or by contacting the Company by mail at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas, 77380, or by telephone at (281) 298-4246.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Acquisition. Information regarding the Company’s directors and executive officers is available in its proxy statement filed with the SEC by the Company on April 26, 2018 in connection with its 2018 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 3.02 Unregistered Sale of Equity Securities

The information in Item 1.01 of this Current Report on Form 8-K regarding (i) the contemplated issuances by the Company of shares of Class B common stock under the Contribution Agreement; and (ii) the contemplated issuance of the Preferred Stock and the possible issuance of Class A common stock under the Purchase Agreement is incorporated by reference into this Item 3.02. The securities in both cases of (i) and (ii) will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as issuances not involving public offerings.

Item 7.01 Regulation FD Disclosure

On October 17, 2018, the Company issued a press release announcing the execution of the Contribution Agreement with Sabalo Holdings. A copy of the press release is furnished as Exhibit 99.1 hereto.

Additionally, on October 17, 2018, the Company provided supplemental information in an investor presentation (the “Presentation Materials”) regarding the Acquisition contemplated by the Contribution Agreement. A copy of the Presentation Materials is furnished as Exhibit 99.2 hereto and is incorporated into this Item 7.01 by reference.

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to liability under that section, and they shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information pursuant to Item 7.01, Earthstone makes no admission as to the materiality of any information in this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, that is required to be disclosed solely by Regulation FD.

Item 8.01 Other Events

Financing Commitment Letter

On October 17, 2018, EEH entered into a commitment letter with Wells Fargo Bank, National Association (“Wells Fargo Bank”), Royal Bank of Canada (“Royal Bank”), SunTrust Bank (“SunTrust”), BOKF, NA (“BOKF”) and PNC Bank National Association (“PNC Bank”) (collectively, the “Banks”) pursuant to which the Banks committed on a several, not joint, basis to provide, subject to customary closing conditions, an amended and restated revolving credit facility to the Company with a minimum initial borrowing base of $475 million. Borrowings under the facility may be used to pay part of the cash portion of the purchase price under the Contribution Agreement, to refinance certain existing indebtedness of the Company and its subsidiaries and to pay fees and expenses in connection with the foregoing.

Further, Wells Fargo Bank, Royal Bank, SunTrust and Jefferies Finance LLC, severally and not jointly, committed to provide the Company with a senior unsecured term loan bridge facility (“Bridge Facility”) of up to $500 million. The Bridge Facility will mature on the date that is twelve months after the closing date of the Acquisition and, if not repaid in full on such date and subject to the satisfaction of conditions set forth in the Commitment Letter, will automatically be converted into an extended term loan facility that will mature on the eighth anniversary of the closing date of the Acquisition. The Bridge Facility may be used to close the Contribution Agreement if a contemplated private sale of approximately $500 million of unsecured notes has not been completed at that time. Proceeds from the sale of such unsecured notes are expected to repay any amounts drawn down under the Bridge Facility.

Forward-Looking Statements

This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “guidance,” “forecast,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about the expected benefits of the Acquisition to the Company and its stockholders, the anticipated completion of the Acquisition or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by the Company and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the ability to obtain stockholder and regulatory approvals of the Acquisition; the ability to complete the Acquisition on anticipated terms and timetable; the Company’s ability to integrate Sabalo Energy’s and Shad’s assets and operations successfully after the Acquisition and achieve anticipated benefits from it; the possibility that various closing conditions for the Acquisition may not be satisfied or waived; risks relating to any unforeseen liabilities of the Company or Sabalo Energy’s assets; declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to level of indebtedness and periodic redeterminations of the borrowing base under the Company’s credit agreement; the Company’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; the Company’s ability to obtain external capital to finance exploration and development operations and acquisitions; the impacts of hedging on results of operations; the Company’s ability to replace oil and natural gas reserves; and any loss of senior management or technical personnel. The Company’s annual report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect the Company’s business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Contribution Agreement dated October 17, 2018 by and among Sabalo Holdings, LLC, Earthstone Energy Holdings, LLC and Earthstone Energy, Inc. (1)

10.1	Support and Standstill Agreement dated as of October 17, 2018, by and among Earthstone Energy, Inc., Earthstone Energy Holdings, LLC, Sabalo Holdings, LLC and EnCap Investments L.P.

10.2	Securities Purchase Agreement dated October 17, 2018, by and between Earthstone Energy, Inc. and the Purchasers thereto.

99.1	Press Release dated October 17, 2018.

99.2	Presentation Materials dated October 17, 2018.

(1)
Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A list of these Exhibits and Schedules is included in the indexes of the Contribution Agreement. The Company agrees to furnish a supplemental copy of any such omitted Exhibit or Schedule to the SEC upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHSTONE ENERGY, INC.

Date: October 17, 2018	By:	/s/ Tony Oviedo
Tony Oviedo
Executive Vice President - Accounting and Administration